UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 12, 2012

FISCHER-WATT GOLD COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada (State or other jurisdiction of incorporation)	0-17386 (Commission File Number)	88-0227654 (IRS Employer Identification #)

2186 S. Holly St., Suite 104 Denver, CO 80222 (Address of Principal Executive Office)

(303) 232-0292

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Insert former address of FWG

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 – Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, six proposals were submitted to the shareholders for approval and are described in detail in the Company’s definitive Information Statement filed with the Securities and Exchange Commission on October 17, 2012.

As of the record date, October 16, 2012, the Company had outstanding shares of common stock entitled to cast a total of 139,062,125 votes.  In total, the holders of record of shares of common stock entitled to 73,197,636 votes were present in person or represented by proxy at the Annual Meeting, which represented approximately 52.6% of the votes attributable to shares of voting stock outstanding and entitled to vote at the meeting.

At the Annual Meeting, the shareholders approved each of the proposals.  The votes on the proposals were cast as follows:

Proposal No.1 - Election of Directors.  The shareholders elected James G. Baughman, James M. Seed, Gregory Schifrin and William Rapaglia to serve on the Company’s Board of Directors.  The votes were cast as follows:

Name	For	Withheld
James G. Baughman	73,197,636	0
James M. Seed	73,197,636	0
Gregory Schifrin	73,197,636	0
William Rapaglia	73,197,636	0

Proposal No. 2 - Proposal No. 2 - Approval of the Amendment to the Company’s Articles of Incorporation to increase its authorized capital to 600,000,000 shares of common stock. The votes on this proposal were cast as follows:

For	Against	Abstain
73,197,636	0	0

Proposal No. 3 – Approval of an Amendment to the Company’s Articles of Incorporation to change the Company’s name to Cyclone Uranium Corporation.  The votes on this proposal were cast as follows:

For	Against	Abstain
73,197,636	0	0

Proposal No. 4 – Approval of the Company’s 2012 Stock Option Plan.  The votes on this proposal were cast as follows:

For	Against	Abstain
73,197,636	0	0

Proposal No. 5 – Ratification and approval of the amendment to the Company’s Bylaws lowering the quorum requirement for shareholders’ meeting to one third.  The votes on this proposal were cast as follows:

For	Against	Abstain
73,197,636	0	0

Proposal No. 6 - Ratification and Approval of StarkSchenkein, LLP as the Company’s independent registered public accounting firm. The votes on this proposal were cast as follows:

For	Against	Abstain
73,197,636	0	0

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISCHER-WATT GOLD COMPANY, INC.

By:	/s/ James G. Baughman
James G. Baughman President and Chief Executive Officer

Dated:  November 16, 2012